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                                                                  Exhibit (a)(5)

                                                    Contact: Nina Kondo
                                                             (617) 867-1125
                                                             nkondo@digitas.com

                       DIGITAS ANNOUNCES SELF TENDER OFFER

             o Digitas approves the repurchase of up to 6,426,735
                           shares of its common stock



BOSTON, February 24, 2003--Digitas Inc. (Nasdaq: DTAS) announced today that its Board of Directors has authorized a self-tender offer to purchase up to 6,426,735 common shares, or approximately 10% of its outstanding common shares as of January 31, 2003, through a fixed-price tender offer. Under the terms of the offer, Digitas stockholders may offer to sell to Digitas all or a portion of the shares they own at a price of $3.89 per share in cash. The offer price per share represents the average of the closing prices for the past twenty trading days ending Friday, February 21, 2003. The offer will expire at 5:00 p.m., New York City time, on March 25, 2003, unless the offer is extended by Digitas. If more than 6,426,735 shares are tendered, Digitas will purchase shares from tendering stockholders on a pro rata basis. All shares tendered but not purchased by Digitas will be returned promptly to the stockholder. Digitas will finance the tender offer with available cash on hand.

The closing price for Digitas' common stock on the Nasdaq exchange on February 24, 2003, the last day of trading prior to the announcement of the tender offer, was $3.90 per share.

David Kenny, Chairman and Chief Executive Officer of Digitas, said, "Our stable relationships with our clients, combined with our continuing effectiveness in managing working capital, have afforded us the operating flexibility to provide this opportunity to our stockholders. We believe that this tender offer is consistent with our goals of providing value to our stockholders and increasing our earnings per share. This tender offer will allow us to return a portion of our excess cash to stockholders who elect to participate and provide stockholders with an opportunity to obtain liquidity with respect to those shares."

Digitas' Board of Directors has approved the tender offer. However, neither Digitas nor its Board of Directors nor the dealer manager for the tender offer makes any recommendation to any stockholder as to whether the stockholder should tender or refrain from tendering their shares. Digitas has not authorized any person to make any such recommendation. Stockholders must

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decide independently whether to tender their shares, and, if so, how many shares to tender. Before making a decision as to whether to tender their shares, stockholders should carefully evaluate all information in the Offer to Purchase and the related Letter of Transmittal that will be mailed to them.

One Digitas director has advised the company that he intends to tender some of his shares in the tender offer. Digitas' majority shareholder, Hellman & Friedman Capital Partners III, L.P., as well as its affiliates H&F Orchard Partners III, L.P. and H&F International Partners III, L.P. (collectively "H&F"), have also advised the company that they intend to tender all of their shares in the tender offer. Additionally, H&F has informed Digitas that prior to February 26, 2003 it will effect a distribution of 6,000,000 shares of Digitas' common stock held by them to their partners and limited partners. Some of these partners and limited partners may tender some or all of the distributed shares in this offer. Based on the expectation that H&F will tender all of its shares and after giving effect to the proposed self tender offer and H&F's stock distribution, H&F will own between 40% and 50% of Digitas' stock outstanding, depending on the actual number of shares tendered by the company's stockholders. The executive officers of Digitas have advised that they do not intend to tender any shares in the tender offer.

The offer is not conditioned on any minimum number of shares being tendered. However, the offer is subject to a number of specific terms and conditions, which are detailed in the Offer to Purchase and related Letter of Transmittal being mailed to shareholders. Morgan Stanley is acting as dealer manager for the tender offer.

Digitas reiterated its expectations of $52-$54 million in fee revenue and pro forma cash earnings/1/ per share of $0.07-$0.09 for the first quarter of 2003. The Company also said it expects first quarter 2003 earnings per share calculated in accordance with generally accepted accounting principles of $0.04-$0.06. For the full year 2003, the Company currently expects fee revenues of $200-$220 million and, assuming the repurchase of 6,426,735 shares, pro forma cash earnings/1/ per share of $0.23-$0.33 and earnings per share calculated in accordance with generally accepted accounting principles of $0.13-$0.23.

Jeff Cote, Chief Operating and Financial Officer of Digitas, said, "We remain cautious with our full-year outlook due to the continued uncertainty in the market. Although we are striving toward the higher half of this range, reaching the higher half is dependent upon the timing and extent of an economic recovery. Due to the anticipated completion date of this offer, the transaction will not impact our earnings-per-share expectations for the first quarter."

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF DIGITAS' COMMON STOCK. THE SOLICITATION OF AN OFFER TO BUY DIGITAS COMMON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIAL THAT DIGITAS WILL BE SENDING TO ITS SHAREHOLDERS SHORTLY. SHAREHOLDERS SHOULD READ THOSE MATERIALS CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION INCLUDING THE VARIOUS TERMS AND CONDITIONS TO THE OFFER. SHAREHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE OF CHARGE AT THE SECURITY AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV. THE OFFER TO PURCHASE AND RELATED MATERIALS, AS WELL AS COPIES OF DOCUMENTS REFERRED TO IN THE OFFER TO PURCHASE, MAY ALSO BE OBTAINED FREE OF CHARGE FROM DIGITAS AS PROVIDED IN THE OFFER TO PURCHASE.

About Digitas
-------------
Digitas (www.digitas.com) is the leading provider of services to help companies attract, retain and grow profitable customer relationships. Digitas provides the marketing programs, customer strategy, technology platforms and channel operations support that help its clients achieve measurable, lasting improvement in their marketing productivity.

Digitas serves as strategic partner to several industry-leading clients, including Allstate, American Express, AT&T, Delta Air Lines and General Motors. Digitas employs approximately 1,100 people and has offices in Boston, Chicago, London, New York and San Francisco.

/1/ The Company's pro forma cash earnings(loss) calculation excludes from its GAAP earnings(loss) amortization of intangible assets, stock-based compensation, restructuring charges and extraordinary items, if any, and employs the company's actual tax provision. The company believes its pro forma cash earnings(loss) calculations are meaningful as they exclude any nonstandard and noncash charges to the operations of the business.

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Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding expectations with respect to future revenues, profitability and working capital and statements regarding the company's future business prospects. These and all other forward-looking statements in this press release are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those projected or implied in such forward-looking statements. Such factors include, without limitation, overall economic and business conditions, the demand for the company's services, competitive factors in the company's markets, the company's ability to sublet its excess real estate in the anticipated timeframe and the company's ability to effectively manage its growth and client relationships, among other factors. A more complete review of the risks and uncertainties potentially impacting the company's future performance can be found in the company's filings with the Securities Exchange Commission. Forward-looking information offered by Digitas senior management today represents a point-in-time estimate. The company expressly disclaims any current intention or obligation to update this forecast or any other forward-looking statement contained in this press release.